Exhibit 99.(4)(gg)

SUB-ADVISORY AGREEMENT

Agreement dated as of January 20, 2015 between UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), a Delaware corporation, and Neuberger Berman Fixed Income LLC (“Sub-Adviser”), a Delaware limited liability company (the “Agreement”).

RECITALS

(1)                                 UBS Global AM has entered into a Management Agreement dated as of August 1, 2008  (“Management Agreement”), with PACE® Select Advisors Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to PACE®  Strategic Fixed Income Investments (“Portfolio”); and

(2)                                 UBS Global AM is authorized to retain one or more sub-advisers to furnish certain investment advisory services to UBS Global AM and the Portfolio;

(3)                                 UBS Global AM desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS Global AM and the Portfolio or a designated portion of the assets (“Segment”) of the Portfolio; and

(4)                                 The Sub-Adviser is willing to furnish such services;

Now therefore, in consideration of the premises and mutual covenants herein contained, UBS Global AM and the Sub-Adviser agree as follows:

1.                                      Appointment.  UBS Global AM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Portfolio or Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                                      Duties as Sub-Adviser.

(a)                                 Subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”) and review by UBS Global AM, and any written guidelines adopted by the Board or UBS Global AM and provided to the Sub-Adviser, the Sub-Adviser will provide a continuous investment program for the Portfolio or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained, exchanged, converted, sold or otherwise dealt in by the Portfolio or Segment.  The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment. The Sub-Adviser understands that the Portfolio’s assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (“Code”).  The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Trust’s currently effective registration statement under the 1940 Act, and any amendments or supplements thereto provided to the Sub-Adviser (“Registration Statement”).  The Sub-Adviser, on each business day, shall provide UBS Global AM and the Trust’s custodian such information as UBS Global AM and the Trust’s custodian may reasonably request relating to all transactions concerning the Portfolio or Segment.  The Sub-Adviser shall not be responsible for any costs, losses or expenses incurred by the Trust or the Portfolio as a result of the Portfolio’s participation in any securities lending program or other revenue enhancing program that the Trust’s custodian, or other party selected by UBS Global AM or the Trust, administers.  UBS Global AM shall provide (or case to be provided) to the Sub-Adviser with any additional information that the Sub-Adviser may reasonably request to assist it in managing the Portfolio or Segment.

UBS Global AM hereby designates and appoints the Sub-Adviser as its and the Portfolio’s limited purpose agent and attorney-in-fact, without further prior notice to or approval of UBS Global AM (except as expressly provided for herein or as may be required by law) to make and execute, in the name and on behalf of the Portfolio, all agreements, instruments, contracts and other documents or undertakings and to take all such other action which the Sub-Adviser considers necessary or advisable to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Portfolio or Segment of securities or other instruments, the Sub-Adviser shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Portfolio on the terms and conditions under which such securities are offered; (ii) execute such account opening, trading and other agreements, instruments and documents (including, without limitation, purchase agreements, subscription documents, ISDA agreements (including master agreements, credit support annexes, schedules, master confirmation agreements and confirmations related thereto), futures agreements, master securities forward transaction agreements (including any amendments, annexes and confirmations related thereto), other swap and derivative documents, protocols, supplements, questionnaires or other documents related thereto and LSTA documentation) (collectively, the “Transaction Agreements”), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments as more fully set forth in Annex A attached hereto and made a part of this Agreement; (iii) represent that the Portfolio is an “accredited investor” as defined in Rule 501 (a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and a “Qualified Institutional Buyer” as defined in Rule 144A (a) (1) (i) under the Securities Act, and, in connection therewith, UBS Global AM represents and warrants to the Sub-Adviser that the Portfolio is an “accredited investor” and a “Qualified Institutional Buyer”, and UBS Global AM agrees to (A) furnish the Sub-Adviser with such financial information as it may request to confirm its status, and (B) promptly notify the Sub-Adviser if the Portfolio is no longer an “accredited investor” and/or a “Qualified Institutional Buyer”; and (iv) commit that such securities will not be offered or sold by the Portfolio except in compliance with the registration requirements of the Securities Act or an exemption therefrom. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by UBS Global AM or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Adviser of such notice.

When investing in non-US securities, UBS Global AM and the Sub-Advisor agree to use reasonable efforts to cooperate to ensure compliance with all applicable laws and regulations of the jurisdiction in which the security is traded. The Sub-Advisor shall use the degree of care, diligence and skill that a reasonably prudent investment manager would exercise under the circumstances not to establish or add to existing positions in securities that are subject to any applicable foreign ownership limits or levels (“FOL”) at a time when it is reasonably foreseeable that such purchases will have to be sold due to FOL limits or levels applicable to the Sub-Adviser or, on a stand-alone basis, to the portion of the Portfolio managed by the Sub-Adviser.

(b)                                 The Sub-Adviser agrees that it will not consult with any other sub-adviser (“Other Sub-Adviser”) for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including (i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.  UBS Global AM agrees that it will provide the Sub-Adviser with a written list of the Other Sub-Advisers and their affiliates and will, from time to time, update such list as necessary.

(c)                                  Unless otherwise instructed by UBS Global AM or the Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Portfolio or Segment.  The Sub-Adviser further represents that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”) (“Proxy Voting Policy”).  The parties agree that the Sub-Adviser’s obligation under this sub-paragraph to vote proxies is subject to the fulfillment of the condition that the Proxy Voting Policy is acceptable to the Board.  The Sub-Adviser shall also provide its Proxy Voting Policy, and if requested by UBS Global AM, a summary of such Proxy Voting Policy for inclusion in the Trust’s registration statement, and will provide UBS Global AM with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect.  The Sub-Adviser further agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.  The Sub-Adviser may, at its discretion, elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder.

(d)                                 The Sub-Adviser agrees that upon the request of UBS Global AM or the Board, Sub-Adviser shall exercise the rights incident to the securities held by the Portfolio or Segment in the context of a bankruptcy or other reorganization (e.g., conversions, tender and exchange offers, mergers, stock splits, rights offerings, recapitalizations, amendments, modifications or waivers or other rights or powers).  The Sub-Adviser further agrees that it will keep UBS Global AM fully informed about any such actions that it intends to take.  The parties acknowledge that the Sub-Adviser shall not have any obligation to initiate or otherwise act on behalf of the Portfolio with respect to class-action proceedings; however, notwithstanding the foregoing, upon reasonable request of UBS Global AM, the Sub-Adviser will provide relevant information and/or documentation in its possession relating to such class-action proceedings.

(e)                                  The Sub-Adviser agrees that it will place orders with brokers in accordance with its responsibility to seek best execution, taking into account a number of factors, including, among others, price, dealer spreads or commissions, settlement and clearance capabilities, willingness to commit capital as a principal, size and difficulty of the transaction, research and other services provided by such broker-dealers, provided that, on behalf of the Portfolio or Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser’s determination in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio or Segment and its other clients.  In no instance will portfolio securities be purchased from or sold to UBS Global AM or the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.  UBS Global AM agrees that it will provide the Sub-Adviser with a written list of such affiliates and will, from time to time, update such list as necessary.  The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates.  Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.  UBS Global AM recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment.

Subject to the Sub-Adviser’s obligations to seek best execution, UBS Global AM agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio or Segment and the Trust with any broker-dealer deemed to be an affiliate (including affiliated FCMs) of the Sub-Adviser (the “Affiliated Broker-Dealers”) so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part 2A of the Sub-Adviser’s Form ADV Registration Statement on file with the Securities and Exchange Commission (“Form ADV”)) of Section 11(a)(1)(H) of the Securities Exchange Act of 1934 (the “1934 Act”), and in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and the Trust’s policies and procedures thereunder.  In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global AM, the Portfolio or the Trust.  In the event Sub-Adviser becomes affiliated (as deemed under the federal securities laws) with a broker-dealer that is not an affiliate as of the date of this Agreement during the term of this Agreement, Sub-Adviser shall obtain the approval of the Trust’s Board of Trustees prior to commencement of transactions with such broker-dealer on behalf of the Portfolio or the Trust.

UBS Global AM further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the “Cross Transactions”) on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction.  Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order.  As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally.  UBS Global AM, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities.  Sub-Adviser shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act, Rule 17a-7 under the 1940 Act, and any other applicable provisions of the federal securities laws and shall provide UBS Global AM with periodic reports describing such agency cross transactions.  UBS Global AM understands that the authority of the Sub-Adviser to execute agency Cross Transactions for the Portfolio is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from UBS Global AM, and that the failure to terminate such authorization will result in its continuation.

The Sub-Adviser may give a copy of this Agreement, with fee information redacted, to any broker-dealer or other party to a transaction for the Portfolio, or the Trust’s custodian, as evidence of the Sub-Adviser’s authority to act for the Portfolio.

(f)                                   The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Portfolio or Segment, including, without limitation, brokerage and other records of all securities transactions, as required under the 1940 Act and the Advisers Act.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request, except as necessary for the Sub-Adviser to comply with applicable law and regulation and its internal policies and procedures. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and will furnish the Board and UBS Global AM with such periodic and special reports as the Board or UBS Global AM may reasonably request.

(g)                                  At such times as shall be reasonably requested by the Board or UBS Global AM, the Sub-Adviser will provide the Board and UBS Global AM with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Portfolio or Segment and make available to the Board and UBS Global AM any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

(h)                                 In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser shall assist the Board and UBS Global AM in the fair valuation of all portfolio securities in the Portfolio or Segment and will use its reasonable efforts to assist UBS Global AM in obtaining sources (independent of the Sub-Adviser) for a price or prices for each portfolio security for which the custodian or UBS Global AM does not obtain prices in the ordinary course of business from an automated or other independent pricing service. The Trust shall be solely responsible for paying all fees and charges of its custodian.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for the Trust or UBS Global AM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.

3.                                      Further Duties.  In all matters relating to the performance of this Agreement, the Sub-Adviser will seek to act in conformity with the Trust’s Trust Instrument, By-Laws and Registration Statement, the Trust’s policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the “Trust Compliance Procedures”) and with the written instructions and written directions of the Board and UBS Global AM, and will comply with the requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Portfolio. UBS Global AM agrees to provide to the Sub-Adviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, Trust’s Compliance Procedures, written instructions and directions of the Board and UBS Global AM, and any amendments or supplements to any of these materials as soon as practicable after such materials become available.  UBS Global AM further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS Global AM (other than UBS Financial Services Inc. and UBS Global Asset Management (US) Inc.).  UBS Global AM acknowledges that the Sub-Adviser will not be bound by the provisions of any such document, amendment or supplement until such time as it has received a copy.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Trust CCO:  (i) direct access to the Sub-Adviser’s chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Portfolio or Segment; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Adviser’s management of the Portfolio or Segment.

The Sub-Adviser shall provide the Trust CCO with access (solely on-site at the Sub-Adviser’s offices) to: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) any material changes to the Sub-Adviser Compliance Procedures.  The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Portfolio or Segment.  The Sub-Adviser shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Portfolio or Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Portfolio or Segment.  At least annually, the Sub-Adviser shall provide a certification to the Trust CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with any applicable Federal Securities Laws, subject to such interpretations as may be contained in the Trust Compliance Procedures.

The Sub-Adviser will promptly provide UBS Global AM with information (including information that is required to be disclosed in the Trust’s registration statement) with respect to the portfolio managers responsible for the Portfolio or Segment and any changes in the portfolio managers responsible for the Portfolio or Segment.

To the extent permitted by law, regulation or regulatory requirement, the Sub-Adviser will promptly notify UBS Global AM of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry involving the Trust, the Portfolio or the portfolio managers responsible for the Portfolio or Segment.

Each party will cooperate promptly and fully with the other party and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to such party (as applicable), the Trust or the Portfolio brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission (“SEC”)).

4.                                      Expenses.  During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement.  The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS Global AM (including, without limitation, any brokerage commissions, dealer spreads, exchange service fees, taxes, and interest), except as otherwise specifically provided herein.

Upon request by UBS Global AM, Sub-Adviser agrees to reimburse UBS Global AM or the Trust for costs associated with generating and distributing any Registration Statement (as defined herein)  for when the Sub-Adviser is given a copy of a draft of such Registration Statement reasonably in advance of its filing and fails to promptly disclose to UBS Global AM facts then known to the Sub-Adviser or its personnel that would require disclosure (or amendments to disclosure) in the Portfolio’s Registration Statement in time for such disclosure or amendments to disclosure to be included in such Registration Statement.  The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

5.                                      Compensation.

(a)                                 For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of % of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed.  If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser’s Segment.

(b)                                 The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c)                                  For those periods in which UBS Global AM has agreed to waive all or a portion of its management fee, UBS Global AM may ask the Sub-Adviser to waive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.

(d)                                 If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6. Limitation of Liability.

(a)                                 The Sub-Adviser does not guarantee the future performance of the Portfolio or Segment or any specific level of performance or the success of any investment decision or strategy that the Sub-Adviser may employ.  US Global AM understands that investment decisions made for the Portfolio or Segment are subject to various market, currency, economic, political or business risks, and that those investment decisions will not always be profitable.

(b)                                 The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS Global AM in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(c)                                  In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio. In particular, in the event the Sub-Adviser shall manage only a Segment of the Portfolio, the Sub-Adviser shall have no responsibility for the Portfolio’s being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate regulated investment company under the Code, unless such violation was due to the Sub-Advisers failure to comply with written guidelines adopted by the Board or UBS Global AM and provided to the Sub-Adviser.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

7.                                      Representations of Sub-Adviser.  The Sub-Adviser represents, warrants and agrees as follows:

(a)                                 The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS Global AM of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                 The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide UBS Global AM and the Board with a copy of such code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS Global AM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of UBS Global AM, with respect to violations of the Sub-Adviser’s code of ethics affecting the Portfolio or Segment, the Sub-Adviser shall permit UBS Global AM, its employees or its agents to examine the reports (or summaries of reports) required to be made by the Sub-Adviser pursuant to Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

(c)                                  The Sub-Adviser has provided UBS Global AM with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to UBS Global AM at least annually.

(d)                                 The Sub-Adviser will notify UBS Global AM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or Segment or senior management of the Sub-Adviser (defined as a member of senior management with the designation ‘chief’), in each case prior to or as soon after such change as practicable.

(e)                                  The Sub-Adviser agrees that neither it nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, UBS Global AM or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of UBS Global AM.

(f)                                   The Sub-Adviser hereby represents that, except as otherwise disclosed below, it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than UBS Global AM, the Trust’s custodian, or other persons expressly designated by UBS Global AM.  The Sub-Adviser has entered into an agreement with State Street Bank and Trust Company (“State Street”) to provide certain compliance monitoring services to the Sub-Adviser with respect to its registered investment company clients whose portfolios may include certain types of instruments, including derivatives. In order to utilize this service, the Sub-Adviser will provide holdings, transaction data and other information to State Street on a daily basis.  UBS Global AM hereby consents to the Sub-Adviser providing such information relating to the Trust and the Portfolio or Segment to State Street.

(g)                                  The Sub-Adviser further represents that it implemented policies and procedures to prevent it, its employees and agents from trading on the basis of any material non-public information provided by UBS Global AM, the Trust, their affiliates or agents.

8.                                      Representations of UBS Global AM.  UBS Global AM represents, warrants and agrees as follows:

(a)                                 UBS Global AM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify UBS Global AM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                 (i) This Agreement is the legal, valid and binding agreement of UBS Global AM, enforceable against UBS Global AM in accordance with its terms, (ii) the person signing this Agreement is authorized by UBS Global AM to enter into this Agreement, and (iii) UBS Global AM’s execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of UBS Global AM’s or the Trust’s governing documents, investment policies or applicable law or any obligations by which UBS Global AM, the Trust or the Portfolio is bound, whether arising by contract, operation of law or otherwise.

(c)                                  UBS Global AM acknowledges receipt of the Sub-Adviser’s written disclosure statement (Form ADV Part 2) required by Rule 204-3 under the Advisers Act.  By signing this Agreement, UBS Global AM acknowledges its understanding and approval of the Sub-Adviser’s policies and procedures, including its broker-dealer and counterparty selection practices and execution and allocation of orders described in the Sub-Adviser’s written disclosure statement.

9.                                      Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business, to devote his or her time and attention in part to the management or other aspects of any other business or to purchase or sell any same or similar assets purchased or sold for the Portfolio for its or their own accounts prior to, simultaneously with, or subsequent to any recommendation or action taken with respect to the Portfolio, whether of a similar nature or a dissimilar nature.

It is understood and agreed that the Sub-Adviser and affiliates of the Sub-Adviser render investment management and related services to others who may or may not have investment policies, objectives and investments similar to those of the Portfolio, and that they may continue to give advice and take actions on behalf of such clients which may differ from advice given to, or the timing or nature of action taken with respect to the Portfolio, provided that the policy and practice of the Sub-Adviser is not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities and that, to the extent practical, such opportunities are allocated among clients over a period of time on a fair and equitable basis.

10.                               Duration and Termination.

(a)                                 This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio’s outstanding voting securities, unless UBS Global AM has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio’s outstanding voting securities.

(b)                                 Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

(c)                                  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global AM; (i) upon 120 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub- Adviser or other circumstances that could adversely affect the Portfolio.  The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to UBS Global AM, or upon 60 days written notice to UBS Global AM in the event of a material breach by UBS Global AM of any of the representations, warranties and agreements set forth in Section 8 of this Agreement which results or will likely result in damage to the Sub-Adviser. This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment Advisory Agreement, as it relates to this Portfolio.

11.                               Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio’s outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

12.                               Governing Law; Forum.  This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.  To the fullest extent permitted by law, in the event of any dispute or proceeding in connection with, arising out of or related to or from this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York, and any courts appealable therefrom.

13.                               Confidentiality.  The Sub-Adviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Portfolio and its prior, present or potential shareholders.  The Sub-Adviser will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the Portfolio or if such disclosure is expressly required by law, court order or other regulatory authority or requested by applicable federal or state or other regulatory or governmental authorities or auditors. Neither UBS Global AM nor the Portfolio shall disclose information of a confidential nature regarding the Sub-Adviser acquired in consequence of this Agreement except for information required to be provided to service providers to the Portfolio or if expressly required by law, court order or other regulatory authority or requested by federal, state or other regulatory or governmental authorities or auditors.

Notwithstanding the foregoing, the Sub-Adviser may disclose information (i) to affiliates and legal counsel of the Sub-Adviser; (ii) to the Trust’s custodian with respect to the Portfolio; (iii) to brokers and dealers that are counterparties with respect to transactions effected by Sub-Adviser for the Portfolio; (iv) to futures commission merchants, security-based swap dealers and swap dealers executing or clearing transactions in connection with the Account; and (v) to third party service providers subject to confidentiality agreements.  Confidential information of a party to this Agreement that (a) was or becomes generally available to the public, other than as a result of disclosure by the other party; (b) was or becomes available to the other party on a non-confidential basis from a source other than the party, which source is not known to be bound by any obligations of confidentiality; or (c) is independently developed by the other party without reference to or reliance on information or advice furnished pursuant to this Agreement, will not be considered confidential for purposes of this Agreement.

14.                               Use of Name.

(a)  It is understood that the names UBS and PACE or any derivative thereof or logo associated with that name is the valuable property of UBS Global AM and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of UBS Global AM and only so long as UBS Global AM is Manager to the Trust and/or the Portfolio.

(b)  It is understood that the name Neuberger Berman, Neuberger Berman Fixed Income LLC or any derivative thereof or logo associated with those names, are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Portfolio have the right to use such names (or derivative or logo) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Portfolio.  Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo).

15.                               Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.  This Agreement may be signed in counterpart.

16.                               Notices.  Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global AM upon receipt of the same at their respective addresses set forth below.  All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine, electronic mail or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).  All notices provided to UBS Global AM will be sent to the attention of: General Counsel, UBS Global Asset Management (Americas) Inc., 1285 Avenue of the Americas, New York, NY 10019, e-mail: DL-AM-NY-Legal-and-Compliance@ubs.com.  All notices provided to the Sub-Adviser will be sent to the attention of: Client Service, Neuberger Berman Fixed Income LLC, 190 South LaSalle Street - Suite 2400, Chicago, IL 60603, e-mail: NBclientservicesUS@nb.com.

In accordance with the foregoing, UBS Global AM hereby consents to receive the Sub-Adviser’s Form ADV Part 2 and other communications via e-mail to UBS Global AM’s e-mail address set out above.  Although the Sub-Adviser does not impose any additional charges for electronic delivery, UBS Global AM may, of course, incur costs associated with its electronic access, such as usage charges from its Internet access providers.  UBS Global AM may revoke its election to receive such communications via e-mail at any time by written notice to the Sub-Adviser requesting that the Sub-Adviser send communications via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by UBS Global AM from time to time.

17.  Delegation to Third Parties. Except where prohibited by applicable law or regulation, the Sub-Adviser may (a) use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Sub-Adviser, each of whom shall be a “supervised person” of or “person associated with” the Sub-Adviser (as defined in the Advisers Act) and, if an “access person” (as defined in Rule 17j-1 under the 1940 Act), subject to the Sub-Advisor’s code of ethics (as discussed in Section 7(b), to assist in the performance of any or all of the services or functions provided by the Sub-Adviser under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act, the rules thereunder, and relevant positions of the SEC and its staff and (b) delegate or may employ a third party to perform any accounting, administrative, reporting and ancillary services (other than investment management services) required to enable the Sub-Adviser to perform its functions under this Agreement, but the Sub-Adviser’s liability to UBS Global AM or the Portfolio shall not be affected thereby and the Sub-Adviser shall be solely responsible for any fees, charges or expenses owed to such persons. Notwithstanding any other provision of the Agreement, the Sub-Adviser may provide information about UBS Global AM and the Portfolio or Segment to any such affiliate or other third party for the purposes of this paragraph, provided that such affiliate or other third party is subject to a confidentiality agreement that specifically prevents the misuse of any such information, including portfolio holdings. The Sub-Adviser will act in good faith and with due diligence in the selection, use and monitoring of third parties and shall be solely responsible for any loss, mistake, negligence or misconduct caused by such third party.  The Sub-Advisor will promptly notify UBS Global AM if it wishes to use persons permitted under Section 17 (a) above.

18. Commodity Matters.

(a)                                 UBS Global AM represents and warrants to the Sub-Adviser that (i) the Trust is an investment company, registered as such under the 1940 Act, (ii) (A) UBS Global AM, although registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (the “CFTC”) and a member of the National Futures Association (the “NFA”), is excluded from the definition of CPO pursuant to CFTC Regulation 4.5 with respect to the Portfolio, and (B) UBS Global AM, on behalf of the Portfolio, has filed the notice required by CFTC Regulation 4.5(c) and shall reaffirm such notice annually as required, and (iii) UBS Global AM, although registered as a commodity trading advisor (“CTA”) with the CFTC and a member of the NFA, is currently exempt from registration as a CTA under CFTC Regulation 4.14(a)(5) with respect to the Portfolio.  UBS Global AM shall notify the Sub-Adviser at least 60 days prior to becoming a registered CPO or CTA with respect to the Portfolio.

(b)                                 The Sub-Adviser is a CTA with respect to the Portfolio and, although the Sub-Adviser is registered as a CTA with the CFTC and is a member of the NFA, the Sub-Adviser is relying on the exemption in CFTC Regulation 4.14(a)(8) with respect to its commodity interest trading advice to the Portfolio, the Sub-Adviser has filed the notice required under CFTC Regulation 4.14(a)(8) and the Sub-Adviser will refile such notice annually as required or, alternatively, will become a duly registered CTA and a member of the NFA with respect to the Portfolio and promptly will provide written notice of such change to UBS Global AM.

(c)                                  Each of UBS Global AM and the Sub-Adviser agree that to the extent that the Commodity Exchange Act, as amended (the “CEA”), and then-current CFTC regulations require (A) registration by such party as a CPO or CTA and/or membership with the NFA with respect to the Portfolio, (B) specific disclosure, as applicable to the investors in the Portfolio, or (C) filing of reports and other documents with respect to the Portfolio, it shall promptly and fully comply, or take reasonable steps to cause the Portfolio to comply, with all such requirements.

(d)                                 Each of UBS Global AM and the Sub-Adviser hereby represents, warrants and agrees that it will comply with all requirements of the CEA, then-current CFTC regulations and NFA bylaws, rules and regulations that apply to it with respect to the Portfolio.

(e)                                  The Sub-Adviser shall provide reasonable cooperation to UBS Global AM and UBS Global AM shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party and/or the Portfolio under the Commodity Exchange Act, as amended (the “CEA”), and/or then-current CFTC regulations.

(f)                                   The Sub-Adviser may use certain persons to provide certain advisory services as set forth in Section 17(a), and such persons are entitled to full reliance upon any representations, warranties, certifications and/or consents provided to the Sub-Adviser by UBS Global AM with respect to the Portfolio. Certain of these persons may be registered as CTAs, but may be relying on the exemption in CFTC Regulation 4.14(a)(8) with respect to the commodity interest trading advice to the Portfolio.

(g)                                  UBS Global AM and the Sub-Adviser each agrees to notify the other party promptly in writing if any of the representations and warranties in this Section 18 ceases to be accurate in any respect.

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

UBS Global Asset Management (Americas) Inc.
1285 Avenue of the Americas
New York, NY 10019

Attest:

By:		By:
Name:	Eric Sanders	Name:	Joseph Allessie
Title:	Director	Title:	Executive Director

Neuberger Berman Fixed Income LLC
190 South LaSalle Street - Suite 2400
Chicago, IL 60603

Attest:

By:		By:
Name:	Monica Moser	Name:	Robert Conti
Title:	Executive Assistant	Title:	President

ANNEX A

USE OF DERIVATIVES, FUTURES AND FORWARDS

This Annex concerns the use by the Sub-Adviser of derivatives (which include swaps and security-based swaps) (collectively, “Derivative Transactions”), futures contracts and options on futures contracts (collectively, “Futures Contracts”), forward contracts (collectively, “Forward Transactions”) and/or other similar instruments (collectively, “Other Instruments” and together with Derivative Transactions, Futures Contracts and Forward Transactions, “Transactions”) which may be utilized as part of the investment mandate which UBS Global AM (“you”) have given to us with respect to PACE® Strategic Fixed Income Investments (“Portfolio”), a series of PACE® Select Advisors Trust (“Trust”), pursuant to the Investment Sub-Advisory Agreement (the “Sub-Advisory Agreement”) dated as of [   ], by and between you and Neuberger Berman Fixed Income LLC (collectively “we” or “us”).

We write for purposes of obtaining from you, as an authorized investment adviser to the Portfolio, certain representations, warranties and consents with respect to Transactions and Transaction Agreements (as defined below).

The Portfolio will be listed as a party to the Transaction Agreements and we will sign as an agent of the Portfolio.

One or more counterparties (which may include derivative counterparties, futures commission merchants and custodians, each of which is referenced in this letter as a “Counterparty”) may require additional documentation and information related to the ability of the Trust and the Portfolio to enter into, through us as the Portfolio’s agent, Transactions, including investment management agreements and other details and information concerning the Trust and the Portfolio (which may include information relating to the Trust’s and the Portfolio’s assets and liabilities), all of which we will need to provide from time to time to such Counterparties. You hereby agree to provide such documentation, information and details to us in a reasonably prompt manner following our request, to the extent that we do not already have such documentation, information and details, and you authorize us to deliver such required documentation, information and details to each Counterparty. All of such documentation, information and details is and will be accurate and complete in every material respect. We acknowledge that we will be responsible for delivering any such documents to counterparties on behalf of the Portfolio.

From time to time we may adhere to Protocols on the Portfolio’s behalf with respect to Transactions or Transaction Agreements.  In adhering to any Protocols on the Portfolio’s behalf, you authorize us to enroll for the use of, and use, on the Portfolio’s behalf, ISDA Amend, an electronic platform established by Markit for the purpose of delivering certain protocol questionnaires to Counterparties. You hereby authorize us to take further action as we deem appropriate to continue to conduct Transactions on your behalf in accordance with the terms of any Protocols and related agreements and supplements.

You acknowledge that a range of collateral and/or margin may need to be posted to (or in the case of custodians, entrusted with) Counterparties in support of the Portfolio’s Transaction obligations. This posting may take place at the outset of a Transaction or at any time thereafter. You further acknowledge that in the event of a demand for the delivery or return of collateral and/or margin, following such demand, the Counterparty will have a period of time (as set forth in the applicable Transaction Agreement) within which to make such delivery or return, and, accordingly, during such period the Portfolio will be an unsecured creditor in respect of the amount of collateral and/or margin due to be delivered or returned. We acknowledge that the Portfolio must maintain such collateral or margin in accordance with the applicable limitations under the Investment Company Act of 1940.

You acknowledge on behalf of the Trust and the Portfolio that a Counterparty may pursue a wide range of remedies against the Portfolio upon the occurrence of an event of default, termination event or comparable event under a Transaction Agreement with respect to which the Portfolio is the defaulting party or affected party.

Moreover, the termination of a Sub-Advisory Agreement may constitute a default or termination event for the purposes of a Transaction Agreement and transactions which exist in connection with the Transaction Agreement. The Portfolio and any replacement advisor or manager of the Portfolio shall be solely responsible for ensuring that Transactions are properly novated or continued and that related collateral and/or margin, if any, with respect to such transactions, are ported or transferred as necessary in connection with any termination of the applicable Sub-Advisory Agreement.

You agree that we are not liable to the Trust or the Portfolio for any loss, howsoever arising and whether in contract, tort, equity, for breach of statutory duty or for any other reason whatsoever, from any default by a Counterparty, the terms or the lack of enforceability of a Transaction Agreement, the Portfolio’s lacking full capacity to invest in Transactions or enter Trading Agreements, or the loss, delayed return or misuse of collateral by a Counterparty. You shall indemnify us against any claims, losses, costs or expenses (including any legal or other professional fees) suffered or incurred by us as a result of any claim by a Counterparty arising out of a misrepresentation by the Trust, the Portfolio or you, when given or deemed to be given. You acknowledge that we may rely on reasonable valuations and calculations of a Counterparty or its designee, as well as the Counterparty’s reasonable demands for collateral, margin and/or payments based on such calculations and valuations, as well as other reasonable demands such as those relating to trading limits and tax-related payments or withholdings. You further acknowledge that the Portfolio is solely responsible for determining its tax-related obligations concerning Transactions, and we are not responsible for anything relating to the taxation of any aspect of any Transaction entered into by the Portfolio. To the extent that any tax-related withholding obligation applies to the Portfolio with respect to any Transaction (or related collateral or margin), applicable law, ISDA terms and/or the terms of the applicable Transaction Agreement may require the Portfolio to “gross-up” payments so as to compensate the Counterparty for the withholding. Unless you notify us to the contrary, we will assume that the Portfolio is not obliged to make any withholding in relation to any such payments and will instruct any payments to the Portfolio on that basis.  In addition, in order to assist us in limiting the amount of withholding that may apply to payments made for the benefit of the Portfolio, by executing this letter you hereby agree and covenant that you or the Portfolio will provide us with the information, documentations or representations reasonably requested by us to satisfy any reporting obligations or requirements under Section 1471 through 1474 of the U.S. Internal Revenue Code.

You hereby authorize and consent to our entering into “block trades” on the Portfolio’s behalf, including, without limitation, by aggregating the Portfolio’s orders with orders we enter on behalf of other funds or clients, for purposes of CFTC Regulation 43.6(h)(6) and for any other purposes under applicable law.  Further, you acknowledge that we shall, upon request, provide you with a copy of the applicable swap execution facility (“SEF”) rulebook(s) and participant documentation.  Further, to the extent required by the applicable SEF rules, and in accordance with applicable law, you agree (A) to provide each SEF and its agents access to all books and records, the Trust’s and the Portfolio’s staff and any other information required for monitoring and enforcement of applicable SEF rules, and (B) that every swap entered into on the Portfolio’s behalf that is traded on a SEF shall be subject to the rules of the applicable SEF to the extent such rules are applicable to that swap.

In addition to agreeing to the terms contained herein, by signing and returning this letter to us, you confirm and agree:

(i)                                     That the representations and warranties to be made by us on behalf of the Portfolio, as set out in “Representations, Warranties, and Covenants”below, are each true and correct and shall continue to be true and correct, and may be relied upon by us and by the Portfolio’s Counterparties;

(ii)                                  That you will promptly provide to us written notice if any of the Representations, Warranties and Covenants below becomes materially inaccurate or incomplete; and

(iii)                               That you consent to the Portfolio’s providing information and notifications relating to Transactions entered into by the Portfolio to your Counterparties, swap data repositories (“SDRs”) and relevant regulators to the extent required by applicable law, regulatory agencies, Transaction Agreements, or SEF rules or as otherwise deemed appropriate by us.

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.                                      The Portfolio has the authority to enter into and perform obligations with respect to one or more Transaction Agreements, including Transactions.

2.                                      The Portfolio acts as principal and not as agent in entering into each and every Transaction;

3.                                      The Portfolio understands that no Counterparty under any Transaction Agreement is acting as a fiduciary or an advisor to the Portfolio with respect to any transaction and the Portfolio is not acting as a fiduciary or advisor to any Counterparty;

4.                                      The Portfolio will at all times obtain and comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable the Portfolio to lawfully perform its obligations under any and all Transaction Agreements;

5.                                      We, on the Portfolio’s behalf, have the power to execute Transaction Agreements and any other documentation relating thereto, to bind the Portfolio in connection with its obligations under Transaction Agreements, and to make any representations therein, the terms of which shall be subject to review as requested by you in your reasonable discretion.  Each Transaction is and will be entered into by us on the Portfolio’s behalf and each and all of the obligations relating to such transactions constitute and will constitute the legal, valid and binding obligations enforceable in accordance with its applicable terms;

6.                                      A Counterparty is entitled to rely conclusively upon and will incur no liability from acting on our instructions (unless and until such time as you or the Portfolio deliver written notice to both us and the Counterparty affirmatively revoking, terminating or modifying our authorization), or from operating pursuant to any request, certificate, representation or other document provided by you or the Portfolio to be furnished to the Counterparty, or action taken by any employee or agent of ours, in connection with any Transaction Agreement and the transactions thereunder, as though the same had been given or made by the Portfolio;

7.                                      The entering into of a Transaction Agreement and the transactions to be entered into thereunder do not conflict with (a) any investment policies or restrictions, as amended, supplemented, updated or otherwise modified from time to time, including those set forth in the Portfolio’s prospectus and/or your statement of additional information; (b) any judgment, order or agreement to which the Portfolio is subject or by which the Portfolioyou or your property is bound, and (c) any other rule, law, regulation, similar guideline or other document governing the Portfolio’s investment of its assets;

8.                                      The Portfolio is, or is a part of, an entity that has been properly organized or established under the laws of its jurisdiction.  The Portfolio is a “U.S. person” for U.S. federal income tax purposes;

9.                                      The Portfolio was not referred, recommended, or introduced to us, or any affiliate of us, by any Counterparty or other swap dealer;

10.                               The Portfolio is and will continue to be fully compliant in all material respects with all applicable law and regulations, as well as with the Securities and Exchange Commission directives, orders, and decrees, both with respect to the use of Transactions and other investment activities;

11.                               No action has been taken by any government or regulatory or self-regulatory agency to suspend or revoke any registration, license or authorization held by the Portfolio or necessary to the Portfolio’s ability to perform its obligations under any Transaction Agreement or any Transaction pursuant to such agreement, and to your knowledge no regulatory proceeding, litigation or arbitration has been, or is threatened to be, commenced that is reasonably likely to result in such suspension or revocation or to materially adversely affect the Portfolio’s ability to perform its obligations under any Transaction Agreement or Transaction under such agreement;

12.                               The Portfolio is not (i) an employee benefit plan (hereinafter an “ERISA Plan”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA or a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or subject to any other statute, regulation, procedure or restriction that is materially similar to Section 406 of ERISA or Section 4975 of the Code (together with ERISA Plans, “Plans”), (ii) a person any of the assets of whom constitute assets of a Plan, or (iii) in connection with any Transaction Agreement or Transaction, a person acting on behalf of a Plan, or using the assets of a Plan;

13.                               The Portfolio hereby makes the representations contained in the ISDA August 2012 DF Protocol on behalf of the Portfolio, including the representations contained in Schedule III to the Supplement thereto;

14.                               The Portfolio is not a “Special Entity”(1);

15.                               Assuming that we comply with all position limit rules imposed by applicable law, the Portfolio shall comply with all position limit rules imposed by applicable law.  The Portfolio shall promptly notify us if it is required to file any position report with any regulatory or self-regulatory authority (other than a report required to be filed by us on the Portfolio’s behalf or a report on CFTC Form 40);

16.                               The Portfolio is a “U.S. person”, as such term is defined in the Interpretive Guidance and Policy Statement Regarding Compliance with Certain Swap Regulations, 78 Fed. Reg. 45292 (July 26, 2013), as amended or supplemented by the U.S. Commodity Futures Trading Commission from time to time (the “Guidance”);

17.                               The Portfolio is an “Eligible Contract Participant” as defined under Section 1a(18) of the Commodity Exchange Act;

18.                               Reserved;

19.                               The funds invested in or through the Portfolio’s account(s) with us, or that you seek to invest in these account(s) in the future, do not constitute (a) proceeds of municipal securities,(2) or (b) municipal escrow investments;(3) and

20.                               You have received, read and understood the terms and provisions of the “Risk Disclosure Statement for Futures and Options” in the Futures Agreement attached hereto and are aware of the risks of Futures Contracts, the manner in which Futures Contracts are entered into, collateralized and settled via a clearing house and the applicability of clearing house rules and requirements on Futures Contracts and customers and their advisers which trade them, including possible disclosure to clearing houses of information relating to your Futures Contracts.

(1)  “Special Entity” is defined under CFTC Regulation 23.401(c) to include any of the following entities:  any U.S. Federal agency; any U.S. State, State agency, city, county, municipality, other political subdivision of a State, or any instrumentality, department, or a corporation of or established by a State or political subdivision of a State; any employee benefit plan subject to Title I of ERISA; a governmental plan, as defined in Section 3 of ERISA; any endowment, including an endowment that is an organization described in Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended; and any employee benefit plan that does not fall into any of the foregoing categories but has elected to be a “Special Entity” by notification to a swap dealer or major swap participant.

(2)  The term “proceeds of municipal securities” means monies derived by a municipal entity from the sale of municipal securities, investment income derived from the investment or reinvestment of such monies, and any monies of a municipal entity or obligated person held in funds under legal documents for the municipal securities that are reasonably expected to be used as security or a source of payment for the payment of the debt service on the municipal securities, including reserves, sinking funds, and pledged funds created for such purpose, and the investment income derived from the investment or reinvestment of monies in such funds.

(3)  The term “municipal escrow investments” means proceeds of municipal securities and any other funds of a municipal entity that are deposited in an escrow account to pay the principal of, premium, if any, and interest on one or more issues of municipal securities.

You shall promptly notify us in the event that any of the foregoing representations, warranties, acknowledgments and/or covenants becomes untrue, inaccurate or incomplete in any material respect.